Exhibit 4.6
EXECUTION COPY
SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT
     This SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT (this “Amendment”) is entered into as of August 25, 2006 among BANCO DE GALICIA Y BUENOS AIRES S.A., a sociedad anónima organized under the laws of the Republic of Argentina (the “Issuer”), the holders parties hereto (the “Holders”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, as agent for the Holders (in such capacity, together with any successor Agent appointed pursuant to Article VIII to the Note Purchase Agreement referred to below, the “Agent”).
RECITALS
     WHEREAS, the Issuer, the Holders, the Agent and Barclays Bank PLC, as Documentation Agent, have entered into that certain Note Purchase Agreement, dated as of April 27, 2004 (as amended, modified and/or supplemented from time to time up to, but not including, the date hereof, the “Note Purchase Agreement”); and
     WHEREAS, the Issuer and the Holders desire to amend certain terms of the Note Purchase Agreement relating to (i) the purchase by the Issuer of Medium-Term Bonds (as defined below) and Long-Term Bonds (as defined below) in the open market and the purchase of Long-Term Loans and Medium-Term Loans, (ii) the sale of Authorized Government Financial Assets (as defined below) and use of the proceeds from such sale and otherwise received in connection with such Authorized Government Financial Assets for the purpose of effecting the purchases described in clause (i) above and (iii) the definition of “Investment” set forth therein;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:
          SECTION 1. Defined Terms. Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the respective meanings assigned to such terms in the Note Purchase Agreement.
          SECTION 2. Amendment to Table of Contents. The Table of Contents of the Note Purchase Agreement is hereby amended by inserting the text “Schedule 3.2(b) Authorized Government Financial Assets” immediately below the text “Schedule 2.1 Proration and Reallocation Procedure” appearing therein.
          SECTION 3. Amendment to Section 1.1 of the Note Purchase Agreement. The definition of “Investment” appearing in Section 1.1 of the Note Purchase Agreement is hereby amended by inserting the following text at the end of said definition:
“Solely for the avoidance of doubt, the prepayment, redemption, purchase, defeasance, repayment or satisfaction by the Issuer of any of its Debt in accordance with the terms of this Agreement, including, without limitation, any open market purchases of Medium-Term Bonds or Long-Term Bonds and purchases of Medium-Term Loans or Long-Term Loans made in accordance with

1

the last proviso in Section 3.2(b) hereof, shall not constitute an “Investment” pursuant to this definition.”
          SECTION 4. Amendment to Section 1.1 of the Note Purchase Agreement. Section 1.1 of the Note Purchase Agreement is hereby amended by inserting the following new definitions in appropriate alphabetical order:
“Authorized Government Financial Assets” means BODEN and each of the loans, bonds and financial assets set forth in Schedule 3.2(b) hereto.
“Bond First Purchase Requirements” means, with respect to purchases by the Issuer of Medium Term Bonds or Long-Term Bonds, as applicable, pursuant to sub-clause (A) of the second proviso of Section 3.2(b): (i) such purchase is at a price that is equal to or below the then prevailing market value (as reasonably determined by the Issuer or its advisors) of such Medium-Term Bonds or Long-Term Bonds together with accrued and unpaid interest up to the relevant date of the purchase, (ii) such purchase is effected either through (a) an independent broker or investment bank or (b) a regulated market and (iii) the Issuer shall have made, within 30 days following the completion of any series of related purchases of Medium-Term Bonds or Long-Term Bonds described in sub-clause (A) of the second proviso to Section 3.2(b), an offer to purchase (and, if applicable, subsequently purchased the relevant Restructured Debt), (1) to the extent that the Issuer shall have used the relevant Net Cash Proceeds (or portion thereof) to purchase Long-Term Bonds, to the holders of the Long-Term Dollar Notes and the other Long-Term Loans and (2) to the extent that the Issuer shall have used the relevant Net Cash Proceeds (or portion thereof) to purchase Medium-Term Bonds, to the holders of the Medium-Term Dollar Notes and the other Medium-Term Loans, in each case, Long-Term Loans or Medium-Term Loans, as applicable, at a purchase price equal to the Loan Purchase Price, on a pro rata basis (based on the amount of Net Cash Proceeds that are available to be used by the Issuer to effect the purchases described in this sub-clause (iii) (prior to giving effect to the offer to purchase Long-Term Loans or Medium-Term Loans) and the percentage that the relevant Long-Term Loans or Medium-Term Loans bear to the total aggregate Restructured Debt constituting such Senior Debt); it being understood and agreed by the parties hereto that to the extent that any holders of Long-Term Loans or Medium-Term Loans have not elected to participate in the offer contemplated in this sub-clause (iii), the Issuer may, at its sole discretion, apply the remaining Net Cash Proceeds to (x) purchase a greater amount of Long-Term Loans or Medium-Term Loans, as applicable, from those holders of such Restructured Debt that have elected to participate in such offer on a pro rata basis and/or (y) make purchases in the open market of Long-Term Bonds and/or Medium-Term Bonds as described in this definition without having to effect a subsequent offer required pursuant to this sub-clause (iii) with respect to such remaining Net Cash Proceeds.
“Loan First Purchase Requirements” means, with respect to offers to purchase by the Issuer of Medium Term Loans or Long-Term Loans, as applicable, pursuant to sub-clause (B) of the second proviso of Section 3.2(b), such offer is at a purchase price equal to the Loan Purchase Price and is made on a pro rata basis among the relevant holders of such Medium-Term Loans or Long-Term Loans and taking into account the respective principal amounts thereof at the time outstanding (based on the amount of Net Cash Proceeds that are to be used by the Issuer to effect such purchase); it being understood and agreed by the parties hereto that to the extent that any holders of Long-Term Loans or Medium-Term Loans have elected not to participate in the offer contemplated in sub-clause (B) of the second proviso to Section 3.2(b) and in this definition, the Issuer may, at its sole discretion, apply the remaining Net Cash Proceeds to (i) purchase a greater amount of Long-Term Loans or Medium-Term Loans, as applicable, from those holders of such Restructured Debt that have elected to participate in such offer on a pro rata basis and/or (ii) make purchases in the open market of Long-Term Bonds and/or Medium-Term Bonds pursuant to the Bond First Purchase Requirements without having to effect a subsequent offer to purchase Long-Term Loans or Medium-Term Loans as required by the Bond First Purchase Requirements.
“Loan Purchase Price” means, with respect to offers to purchase by the Issuer of Medium-Term Loans or Long-Term Loans, as applicable, pursuant to the second proviso of Section 3.2(b), an amount equal to no less than the average of the three highest bid prices quoted by five major international banks or brokers in New York, as of the date such offer to purchase is being made, with respect to the Medium-Term Bonds or Long-Term Bonds, as applicable; it being understood and agreed by the parties hereto that to the extent that the average price contemplated in this definition is equal to or greater than the face amount of the Medium-Term Loans or Long-Term Loans subject to such offer, the “Loan Purchase Price” shall be equal to 99.99% of the face amount of such Medium-Term Loans or Long-Term Loans.
          SECTION 5. Amendment to Section 3.2(b) of the Note Purchase Agreement. Section 3.2(b) of the Note Purchase Agreement is hereby amended by inserting the following proviso immediately prior to the period appearing at the end of the penultimate sentence set forth in said Section:
”; provided, further, that the Issuer or any Significant Subsidiary shall not be required to apply any portion of the Net Cash Proceeds received by the Issuer or such Significant Subsidiary from the Transfer of any Authorized Government Financial Assets or in respect of any payments of principal made by the Country (or any agency or department thereof) on account of any Authorized Government Financial Assets received or due to be received from the Country to prepay or redeem any Long-Term Debt or Medium-Term Debt, in accordance with this clause (b), to the extent that, within 12 months following the date of any such Transfer or receipt of any such payment of principal (or 12 months following the date hereof with respect to receipts of principal received from December 1, 2004 to the date hereof), the Net Cash Proceeds received by the Issuer or such Significant Subsidiary from the Transfer or the payment of principal of such Authorized Government Financial Assets shall have been utilized by the Issuer to: (A) purchase any Medium-Terms Bonds or Long-Term Bonds subject to the Bond First Purchase Requirements or (B) purchase (pursuant to an offer to purchase made to the relevant holders thereof) Long-Term Loans or Medium-Term Loans, in each case, pursuant to the Loan First Purchase Requirements.”
          SECTION 6. Amendment to Section 3.2(c) of the Note Purchase Agreement. Section 3.2(c) of the Note Purchase Agreement is hereby amended by deleting the text “(other than with respect to the capitalization of any Subordinated Debt of the Issuer held by Grupo Galicia)” and inserting the text “(other than with respect to the capitalization of any Long-Term Debt, Medium-Term Debt or Subordinated Debt of the Issuer held by Grupo Galicia (and any related capitalization by minority shareholders of the Issuer resulting from the mandatory application of preemptive and accretion rights))”.
          SECTION 7. Amendment to Section 3.2 of the Note Purchase Agreement. Section 3.2 of the Note Purchase Agreement is hereby amended by inserting the following new clause (f) immediately following clause (e) appearing in said Section:
“(f) Any purchases by the Issuer of Long-Term Dollar Notes and/or Medium-Term Dollar Notes contemplated in clause (b) above shall be made in accordance with Section 9.4(a) hereof; provided that sub-clause (i) thereof shall not be applicable to any such purchases.”
          SECTION 8. Amendment to Section 6.2 of the Note Purchase Agreement. Section 6.2 of the Note Purchase Agreement is hereby amended by (i) deleting the text “and” appearing at the end of clause (i) appearing in said Section, (ii) deleting the period appearing at the end of clause (j) appearing in said Section and inserting the text “; and” in lieu thereof and (iii) inserting the following new clause (k) immediately following clause (j) appearing in said Section:
“(k) together with the Quarterly Report described in clause (b) above, to the extent that the Issuer shall have made any of the purchases described in the second proviso to Section 3.2(b) hereof during the fiscal quarter for which such Quarterly Report is presented, a brief summary of such purchases consummated during such period, including a detailed listing of the amount, price and type of each related group of such purchases.”
          SECTION 9. Amendment to Section 6.4(e) of the Note Purchase Agreement. Section 6.4(e) of the Note Purchase Agreement is hereby amended by inserting the text “except with respect to the sale of Authorized Government Financial Assets by the Issuer or any Significant Subsidiary,” immediately following the text “provided that” appearing in said Section.

          SECTION 10. Amendment to Section 6.4(g) of the Note Purchase Agreement. Section 6.4(g) of the Note Purchase Agreement is hereby amended by (i) deleting clause (iv) appearing in the proviso thereof in its entirety and inserting the text “(iv) with respect to any Long-Term Debt, Medium-Term Debt or Subordinated Debt of the Issuer, capitalization of such Long-Term Debt, Medium-Term Debt or Subordinated Debt into equity of the Issuer (and any related capitalization by minority shareholders of the Issuer resulting from the mandatory application of preemptive and accretion rights)” in lieu thereof, (ii) deleting the text “and” appearing before sub-clause (v) of said Section and (iii) inserting the following text before the period appearing at the end of said Section:
“and (vi) purchases by the Issuer of Medium-Term Bonds, Long-Term Bonds, Medium-Term Loans or Long-Term Loans in accordance with the terms of the last proviso in Section 3.2(b)”.
          SECTION 11. Amendment to Section 9.1 of the Note Purchase Agreement. Section 9.1 of the Note Purchase Agreement is hereby amended by deleting the text “Attention: Dorothy Robinson, Telecopy: (212) 797-8614” and inserting in its place the following text “Attention: Trust and Securities Services, Telecopy: (212) 797-8614, with a copy to Deutsche Bank National Trust Company, Attention: Global Transaction Banking, Trust and Securities Services, 25 DeForest Avenue, MS: 01-0105, Summit, New Jersey 07901;”.
          SECTION 12. Conditions Precedent to Effectiveness. This Amendment shall become effective upon the fulfillment by the Issuer, in form and substance satisfactory to the Agent, of all and each of the following conditions (the first Business Day on which the last of such conditions shall have been satisfied, the “Effective Date”):
          (a) The Agent (or its counsel) shall have received this Amendment, duly executed and delivered by the Agent, the Issuer and each Holder party hereto;
          (b) The Holders have received the reimbursement of all invoiced fees and expenses of the Holder’s counsel (Mayer, Brown, Rowe & Maw LLP), which invoices may include an estimate of fees and expenses, or confirmation that those fees and expenses have been paid directly by the Issuer; and
          (c) The Issuer shall have paid to the Agent’s Account, for the benefit of each Holder, an amendment fee equal to 0.125% of the principal amount of the Restructured Dollar Notes held by such Holder and outstanding as of the date of this Amendment.
          SECTION 13. Representations and Warranties. The Issuer hereby represents and warrants to the Holders and the Agent that, as of the date hereof:
          (a) Organization; Powers. The Issuer and each of its Subsidiaries (i) is a company duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, (ii) has obtained all required Authorizations to own its assets and conduct its business as presently conducted, and (iii) has the power, authority and legal right to enter into and perform its obligations hereunder.

          (b) No Conflicts. Neither the execution, delivery or performance hereof nor the compliance with its terms will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement (except those indentures, mortgages, agreements or other instruments or arrangements relating to, and/or in connection with, any Surviving Debt) to which the Issuer is a party or by which it is bound, or violate any of the terms or provisions of the Issuer’s Charter or any Authorization, judgment, decree or order or any statute, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) applicable to the Issuer or result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Issuer or any of its Subsidiaries.
          (c) Due Authorization; Enforceability. This Amendment has been duly authorized and executed by the Issuer and constitutes a valid and legally binding obligation of the Issuer, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency and other similar laws affecting creditor’s rights generally, and (ii) general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.
          (d) No Additional Authorization, Etc. All the Authorizations needed by the Issuer to conduct its business and execute and comply with its obligations under this Amendment or under which the Issuer is in any manner obligated have been obtained and are final and in full force and effect and the Issuer has not received any notice of proceedings relating to the revocation, cancellation, expropriation or modification of any such Authorization.
          SECTION 14. Binding Effect; Ratification.
          (a) This Amendment shall become effective as of the date the conditions set forth in Section 12 above are satisfied, and thereafter shall be binding on the parties hereto and their respective successors and assigns.
          (b) The Note Purchase Agreement, as amended hereby, remains in full force and effect, and is hereby ratified and confirmed by the parties hereto. Any reference to the Note Purchase Agreement from and after the date hereof shall be deemed to refer to the Note Purchase Agreement as amended hereby, unless otherwise expressly stated.
          SECTION 15. Miscellaneous.
          (a) Jurisdiction; Consent to Service of Process. (i) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Amendment shall affect any right that any Holder or the Agent may otherwise have to bring any action or proceeding relating to this Amendment in the courts of any jurisdiction. The Issuer irrevocably and unconditionally waives any right to claim a lack of jurisdiction should this Amendment be enforced in the Country.
          (ii) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amendment in any court referred to in subparagraph (i) of this section (a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (b) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF ANY HOLDER IN THE NEGOTIATION, ADMINISTRATION, OR PERFORMANCE THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AND WAIVER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          (c) GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
[SIGNATURES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BANCO DE GALICIA Y BUENOS AIRES S.A., as Issuer
By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Agent By: DEUTSCHE BANK NATIONAL TRUST COMPANY
By:
Name:
Title:

By:
Name:
Title:

Holders: GRUPO FINANCIERO GALICIA S.A.
By:
Name:
Title:

NEDERLANDSE FINANCIERINGS- MAATSCHAPPIJ VOOR ONTWIKKELINGSLANDEN N.V.

By:
Name:
Title:

By:
Name:
Title:

RZB FINANCE LLC
By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 3.2(B)
Authorized Government Financial Assets

INSTRUMENT	Maturity
Prestamo Garantizado a Tasa Variable Bonte 03 F Convertido a Pesos	21-Jul-06
Prestamo Garantizado a Tasa Fija Bonte 04 Convertido a Pesos	24-May-07
Prestamo Garantizado a Tasa Variable 04 Convertido a Pesos	24-May-07
Prestamo Garantizado a Fija Variable FRB Convertido a Pesos	31-Mar-08
Prestamo Garantizado a Tasa Fija Bonte 05 Convertido a Pesos	21-May-08
Prestamo Garantizado a Tasa Fija Bonte 06 Convertido a Pesos	15-May-09
Prestamo Garantizado Vto. 2009 — 7% Convertido a Peso	19-Jun-09
Prestamo Garantizado a Tasa Fija Letra Extema $ Vto 2007	12-Feb-10
Prestamo Garantizado a Tasa Variable Pro 6 Convertido a Pesos	15-Apr-10
Prestamo Garantizado a Tasa Variable Pro 10 Convertido a Pesos	15-Apr-10
Prestamo Garantizado a Tasa Fija GL 08 Convertido a Pesos	19-Dec-11
Prestamo Garantizado a Tasa Fija GL 12 Convertido a Pesos	21-Feb-12
Prestamo Garantizado a Tasa Fija GL 09 Convertido a Pesos	7-Apr-12
Prestamo Garantizado a Tasa Variable Pre 6 Convertido a Pesos	1-Jan-13
Prestamo Garantizado a Tasa Variable Pro 4 Convertido a Pesos	28-Dec-13
Prestamo Garantizado a Tasa Fija GL 18 Convertido a Pesos	19-Jun-18
Prestamo Garantizado a Tasa Fija GL 20 Convertido a Pesos	1-Feb-20
Prestamo Garantizado a Tasa Fija GL 31 Convertido a Pesos	31-Jan-31
Prestamo Garantizado a Tasa Fija GL 31 Mega Convertido a Pesos	19-Jun-31
Bono Garantizado 2%	4-Feb-18